Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our Independent Auditors’ Report dated March 27, 2008, regarding the consolidated balance sheets of Mission Community Bancorp and Subsidiary as of December 31, 2007 and 2006, the related consolidated statements of income, consolidated changes in shareholders’ equity, and consolidated statements of cash flows for the years then ended, which were included in the annual report on Form 10 – KSB.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
July 3, 2008